Exhibit 10.21

AMENDMENT TO THE

PALL CORPORATION 2005 STOCK COMPENSATION PLAN

     WHEREAS, Pall Corporation (the “Corporation”) sponsors and maintains the Pall Corporation 2005 Stock Compensation Plan, as amended (the “Plan”); and

     WHEREAS, the Board of Directors of the Company (the “Board”) desires to amend the Plan’s definition of “Change in Control” to be consistent with such definition under the Pall Corporation 2012 Stock Compensation Plan; and

     WHEREAS, Section 16 of the Plan reserves to the Board the right to amend the Plan at any time;

     NOW, THEREFORE, the Plan is hereby amended, effective as of August 1, 2011, as follows:

     1. The definition of “Change in Control” under Section 2 of the Plan is hereby amended in its entirety, to read as follows:

     ““Change in Control” shall mean the occurrence of any of the following:

     (a) any “Person”, within the meaning of Section 13(d) or 14(d) under the Securities Exchange Act of 1934 (the “Exchange Act”), including any group (within the meaning of Section 13(d)(3) under the Exchange Act), becomes the “Beneficial Owner”, as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of 30% or more of the combined voting power of the Corporation’s outstanding shares, other than beneficial ownership by (i) the Corporation or any subsidiary of the Corporation, (ii) any employee benefit plan of the Corporation or any subsidiary of the Company or (iii) any entity of the Corporation for or pursuant to the terms of any such plan. Notwithstanding the foregoing, a Change in Control shall not occur as the result of an acquisition of outstanding shares of the Corporation by the Corporation which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by a Person to 30% or more of the shares of the Corporation then outstanding; provided, however, that if a Person becomes the Beneficial Owner of 30% or more of the shares of the Corporation then outstanding by reason of share purchases by the Corporation and shall, after such share purchases by the Corporation, become the Beneficial Owner of any additional shares of the Corporation, then a Change in Control shall be deemed to have occurred;

     (b) the Corporation shall consummate a merger or consolidation with another entity, or engage in a reorganization with or a statutory share exchange or an exchange offer for the Corporation’s outstanding voting stock of any class with another entity or acquire another entity by means of a statutory share exchange or an exchange offer, or engage in a similar transaction; provided that no Change in Control shall have occurred by reason of this paragraph unless either:

     i. the stockholders of the Corporation immediately prior to the consummation of the transaction would not, immediately after such consummation, as a result of their beneficial ownership of voting stock of the Corporation immediately prior to such consummation (I) be the Beneficial Owners, directly or indirectly, of securities of the resulting or acquiring entity entitled to elect a majority of the members of the Board of Directors or other governing body of the resulting or acquiring entity and (II) be Beneficial Owners of the resulting or acquiring entity in substantially the same proportion as their beneficial ownership of the voting stock of the Corporation immediately prior to such transaction; or

     ii. those persons who were directors of the Corporation immediately prior to the consummation of the proposed transaction would not, immediately after such consummation, constitute a majority of the directors of the resulting entity.

     (c) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Corporation to any Person (as defined in paragraph (a) above) other than any of the Affiliated Companies; or

     (d) the number of duly elected and qualified directors of the Corporation who were not either elected by the Corporation’s Board of Directors or nominated by the Board of Directors or its Nominating/Governance Committee for election by the shareholders shall constitute a majority of the total number of directors of the Corporation as fixed by its by-laws;

     provided, however, that in each instance no Change in Control shall be deemed to have occurred, and no rights arising upon a Change in Control as provided in Section 13 hereof shall exist (other than the rights provided for in Section 13(b) hereof), to the extent that the Board of Directors so determines by resolution adopted and not rescinded prior to the Change in Control; provided, further, however, that the Board shall not have the authority to make such determination to the extent that doing so would cause an Award to be subject to an additional tax under Section 409A of the Code.”

     2. Section 17 of the Plan is hereby amended by adding subparagraphs (d) and (e) thereto, to read as follows:

     “(d) Paperless Documentation. Notwithstanding anything contained herein to the contrary, any agreement, document, notice or other instrument necessary or appropriate to carry out the purposes of the Plan, including any agreement, document, notice or other instrument expressly stated by the Plan to be in writing, may, to the extent permitted by the Committee, be provided, transmitted or delivered in electronic format, including via facsimile or by use of the internet. Any such agreement, document, notice or other instrument provided or delivered in such manner shall have the same legal effect as if provided in writing.

     (e) Stock Certificates; Book Entry Procedures.

     (i) Notwithstanding anything herein to the contrary, the Corporation shall not be required to issue or deliver any certificates evidencing Shares to be issued under the Plan, unless and until the Committee has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded. All Share certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Share certificate to reference restrictions applicable to such Share. In addition to the terms and conditions provided herein, the Committee may require that a Participant make such reasonable covenants, agreements, and representations as the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require any Participant or Beneficiary to comply with any timing or other restrictions with respect to the settlement of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.

     (ii) Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Corporation shall not deliver to any Participant or Beneficiary certificates evidencing Shares issued under the Plan and instead such Shares shall be recorded in the books of the Corporation (or, as applicable, its transfer agent or stock plan administrator).”

     Except as amended herein, the Plan shall continue in full force and effect.

     IN WITNESS WHEREOF, the undersigned being a duly authorized officer of the Corporation has executed this Amendment to the Pall Corporation 2005 Stock Compensation Plan as evidence of its adoption by the Company.

PALL CORPORATION

By:	/s/ Lawrence Kingsley

Title: Chief Executive Officer

Date: August 22, 2012

Witness:

/s/ Cherita Thomas